Exhibit 99

GORMAN-RUPP REPORTS RECORD QUARTER NET INCOME UP 20.8%
Mansfield, Ohio — July 25, 2008 — The Gorman-Rupp Company (AMEX:GRC) reports record net sales and earnings for the second quarter and six months ended June 30, 2008.
Net income during the quarter was $7,895,000, an increase of 20.8% compared to $6,538,000 for the second quarter 2007. Net sales were $84,031,000 for the second quarter ended June 30, 2008 compared to $79,647,000 during the same period in 2007, an increase of 5.5%. Earnings per share for the quarter were $0.47 in 2008 compared to $0.39 in 2007.
Net income for the first six months of 2008 increased 29.4% to $15,047,000 compared to $11,630,000 during 2007. Net sales increased 7.4% to $165,465,000 for the six months ended June 30, 2008 compared to $154,108,000 for the same period in 2007. Earnings per share for the first six months of 2008 were $0.90 compared to $0.69 in 2007.
Record net sales for the quarter principally resulted from continued increases in the Company’s international sales. Sales of fire protection pumps and fabricated components by the Company’s subsidiary, Patterson Pump Company, more than replaced revenues from the sale of custom pumps for a flood control project recorded during 2007.
Increase in the Company’s second quarter earnings primarily resulted from improved operating leverage on additional sales, product sales mix, and a lower effective tax rate.
Continued growth in incoming orders during the quarter resulted in a backlog of $119.6 million at June 30, 2008, a 22.0% increase from the backlog of $98.0 million a year ago. Increased demand arising from the continuing global focus on water, wastewater, flood control, fire protection and infrastructure improvement, and additional orders for the power generation market are major contributors to the increased backlog.
Capital expenditures of $5,009,000 have been incurred as of June 30, 2008 related to the previously announced consolidation and expansion of the Mansfield, Ohio facilities, of which $2,650,000 has been incurred during 2008. The design and permitting process continues, with construction expected to begin in the third quarter.
President and CEO Jeffrey Gorman stated, “We are extremely pleased with once again having achieved the highest quarterly and six months sales and earnings results in the Company’s history. Given current economic concerns, the amount of new orders received during the first-half of 2008 is very encouraging and we look forward to a good second-half of the year.”
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
For information contact Robert E. Kirkendall, Senior Vice President & CFO, Telephone (419) 755-1294.
The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agricultural, fire protection, heating ventilating and air conditioning (HVAC), military and other liquid handling applications.

Exhibit 99

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net sales	$84,031	$79,647	$165,465	$154,108
Cost of products sold	63,625	61,548	125,215	119,944

Gross profit	20,406	18,099	40,250	34,164

Selling, general and administrative expenses	9,356	8,286	18,855	16,726

Operating income	11,050	9,813	21,395	17,438

Other income (expense) — net	883	625	1,426	1,043

Income before income taxes	11,933	10,438	22,821	18,481
Income taxes	4,038	3,900	7,774	6,851

Net income	$7,895	$6,538	$15,047	$11,630

Basic and diluted earnings per share	$0.47	$0.39	$0.90	$0.69
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands of dollars)

	Unaudited
	June 30,	December 31,
	2008	2007
Assets

Cash and short-term investments	$37,083	$30,190
Accounts receivable — net	46,503	47,256
Inventories	54,971	53,223
Deferred income taxes and other current assets	2,550	4,619

Total current assets	141,107	135,288

Property, plant and equipment — net	61,651	59,970

Deferred income taxes and other assets	19,309	16,276

Total assets	$222,067	$211,534

Liabilities and shareholders’ equity

Accounts payable	$11,101	$14,162
Accrued liabilities and expenses	20,674	19,319

Total current liabilities	31,775	33,481

Deferred and other long-term income taxes	1,259	1,432
Postretirement benefits	27,387	26,661

Minority interest	632	520

Shareholders’ equity	161,014	149,440

Total liabilities and shareholders’ equity	$222,067	$211,534

Shares outstanding	16,703,035	16,703,035
Shares outstanding and per share data reflect the 5 for 4 stock split effective December 10, 2007.